Exhibit 99.1

Summit Financial Services Group Announces Results for the Three- and Six-Months Ended June 30, 2009

BOCA RATON, Fla., August 14 /PRNewswire-FirstCall/ — Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced financial results for the three- and six month-periods ended June 30, 2009. For the three month period ended June 30, 2009, the Company reported revenues of $10.2 million, which represented an increase of $1.6 million, or 19%, from the $8.6 million in revenues reported for the three month period ended June 30, 2008 (the “2008 Quarter”). For the 2009 Quarter, the Company reported net income of $89,000, or a decrease of 40% from net income of $150,000 reported for the 2008 Quarter.

For the six month period ended June 30, 2009 (the “2009 Period”), the Company reported revenues of $18.3 million, which represented an increase of $1.0 million, or 6%, from the $17.3 million in revenues reported for the six months ended June 30, 2008 (the “2008 Period”). For the 2008 Period, the Company reported net income of $3,000, or a decrease of 98% from net income of $202,000 reported for the 2008 Period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “From a revenue perspective, we are pleased to see that our success in recruiting an increasing number of advisors has allowed us to grow our revenues in both the three- and six-month periods. Although the income we reported in each of the periods was lower than in the comparable periods of the previous year, the Company continued to generate positive EDITDA, which we consider a significant measure of our success. For the three-month period, the Company generated EDITDA of $264,000, as adjusted, and $392,000, as adjusted, for the six month period.” Mr. Leeds continued: “Our growth would not be possible without the hard work of our financial advisors, their staffs and our home office associates, and we are thankful for the commitment of these dedicated individuals.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 275 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

		Three Months Ended June 30,		Six Months Ended June 30,
		2009	2008	2009	2008
Net Income as reported		$89,421	$149,773	$3,299	$202,037
Add:	Depreciation	18,242	21,682	37,553	39,487
	Amortization - customer list		44,976		89,952
	Amortization - notes	58,403	18,147	98,434	33,123
	Non-cash compensation	98,764	94,057	252,964	267,411
	Income tax expense		105,567		111,327

EBITDA, as adjusted		$264,830	$434,202	$392,250	$743,337

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended June 30, 2009

	For The Three Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues
Commissions	$9,743,970	$8,168,257
Interest and dividends	322,733	302,798
Other	133,545	95,166

	10,200,248	8,566,221

Expenses
Commissions and clearing costs	8,180,070	6,483,744
Employee compensation and benefits	1,146,344	1,184,231
Occupancy and equipment	154,533	159,563
Communications	99,905	115,373
Depreciation and amortization	18,242	66,658
Other operating expenses	511,733	301,312

	10,110,827	8,310,881

Income before income taxes	89,421	255,340

Provision for income taxes	0	105,567

Net income	$89,421	$149,773

Basic income per common share	$0.00	$0.01

Diluted income per common share	$0.00	$0.00

Weighted average common shares outstanding:
Basic	25,458,634	25,852,457

Diluted	29,996,406	30,255,719

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Six Months Ended June 30, 2009

	For The Six Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues
Commissions	$17,414,460	$16,452,827
Interest and dividends	623,909	642,969
Other	239,887	194,468

	18,278,256	17,290,264

Expenses
Commissions and clearing costs	14,428,861	13,304,413
Employee compensation and benefits	2,338,673	2,428,589
Occupancy and equipment	310,310	317,885
Communications	212,800	216,404
Depreciation and amortization	37,553	129,439
Other operating expenses	946,760	580,170

	18,274,957	16,976,900

Income before income taxes	3,299	313,364

Provision for income taxes	(0)	111,327

Net income	$3,299	$202,037

Basic income per common share	$0.00	$0.01

Diluted income per common share	$0.00	$0.01

Weighted average common shares outstanding:
Basic	25,458,634	25,854,140

Diluted	30,186,254	31,353,832

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.